Engagement Agreement between Cyntech Technologies, Inc. and Laska & Associates, Inc.



This Engagement Agreement ("Agreement"), entered into on this 1st day of October, 1999, will document all prior verbal and the written agreement dated December 31, 1997, entered into by and among Cyntech Technologies, Inc. (Nevada), Cyntech Technologies, Inc. (Utah) and all affiliates, including, parent companies, subsidiaries, successors, affiliates, assign(s), designees and legatees ("Cyntech" or "Client"), excluding Cyntech Research & Engineering, Inc.; and Laska & Associates, Inc. (Georgia) and/or any successors and assign(s) (the "Consultant" or "Laska")

Cyntech hereby retains Laska & Associates, Inc. as a general management advisor and consultant to Cyntech, for the twenty-one month period from December 31, 1997 and ended on September 30, 1999, and for the three-year period ending September 30, 2002, at which time this Agreement will automatically convert to a month to month basis. The Agreement will remain in effect until July 31, 2002 or such additional time period until as a new agreement becomes effective or Meyer, Cyntech or the Consultant provides a 60-day written notice of its intent to terminate this Agreement to the other party.

The Consultant  will work directly for and under the control and  supervision of
R. Frank Meyer, the President, founder and currently majority shareholder of Cyntech, unless agreed to in writing by Meyer, Cyntech and Consultant. Consultant will work on projects assigned by Meyer, as a general management advisor and consultant. Subject to the authority and control retained by Cyntech, Consultant shall provide management advisory services, in exchange for the fees set forth in this Agreement.

Consultant will assist Cyntech with assigned projects, including general management advisory and consultation services, including providing assistance in the review and/or preparation of the following: 1) Perform assigned projects, based on written or verbal assignments, to assist with financial planning models and forecasted financial statements, based solely on the information submitted by the Company and/or obtained by or from Meyer and/or Cyntech, and other assignments for one or more proposed hydrocarbon reclamation and conversion (waste tire, rubber & plastics recovery) facilities; 2) Perform assigned projects, based on written or verbal assignments, to assist with financial planning models and forecasted financial statements, based solely on the information submitted by the Company and/or obtained by or from Meyer and/or Cyntech, for one or more co-generation plants; and 3) Perform other assigned projects and functions deemed necessary to the success of Cyntech and its subsidiaries and affiliates as Laska and Meyer or Cyntech may agree upon from time to time (based solely on the information submitted by the Company and/or obtained by or from Meyer and/or Cyntech).

All reports prepared will be 1) intended for internal use, 2) prepared on plain paper, and 3) financial statements, if any, will not be accompanied by an accountant's report, and not presented in any way to be construed as being audited, reviewed or compiled by the Consultant. Nothing in this document shall be construed as the consultant is acting in the capacity as an independent Certified Public Accountant.


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
Engagement Agreement between Cyntech Technologies, Inc. and Laska & Associates, Inc.

Meyer and/or Cyntech will assume full responsibility for issuing all reports, including business plans and actual, prospective, pro forma and/or forecasted unaudited and/or audited financial statements, including all related assumptions, notes, accounting policies and disclosures, based on presenting information that is solely the representation of Meyer and/or Cyntech. The Consultant will not examine financial statements, assumptions or other supporting data, and will not express an opinion or provide any other form of assurance on the financial statements, assumptions other supporting data. Should Cyntech, and/or any subsidiary and/or affiliate seek to become listed for public trading, Meyer and/or Cyntech will be responsible for all information incorporated in the documents filed with the Securities and Exchange Commission and all other reporting agencies, including, but not limited to: 1) Historical and prospective unaudited and audited financial statements and related notes and disclosures; 2) All other applicable filings with the Securities and Exchange Commission and others; 3) Federal and state income tax returns; 4) Business plans; and, 5) Any other reports and filings.

Laska & Associates, Inc. can not and will not undertake to perform services as an independent Certified Public Accountant, including, but not limited to: 1) compilation services; 2) expression of an opinion; or 3) provide assurance on the accuracy of such historical and/or prospective reports, fillings and/or audited or unaudited financial statements.

In performing its obligations under this Agreement, Consultant shall use its best efforts to: 1) devote so much of the time of its principal consultant or employees or other consultants as is reasonably necessary to perform the assigned duties and obligations, as set forth in this Agreement; 2) manage and perform the assigned projects in a businesslike manner; 3) periodically report to and consult with Meyer and/or other designated individuals; and, 4) act in good faith and with reasonable diligence.

As a consultant to Cyntech, Laska & Associates, Inc., including its principal consultant John L. Laska, will not be liable to Meyer and/or Cyntech, its subsidiaries and affiliates for monetary damages due to breach of fiduciary duty, unless the breach is a result of gross negligence, willful misconduct or illegal actions of the Consultant or its employees or other consultants engaged by the Consultant. Meyer and/or Cyntech shall indemnify and hold Consultant and its officers, directors, employees, independent contractors and shareholders harmless from and against all losses, damages costs and expenses including legal fees resulting from Consultant's involvement in the operation and management of Cyntech. Nothing in this document shall be construed as the consultant is acting in the capacity as an independent Certified Public Accountant.

Cyntech and Meyer acknowledge that, as long as this Agreement remains in effect, that John L. Laska cannot and will not serve in any capacity as a director, officer or employee of Cyntech, without the express written consent of the Consultant and John L. Laska, in the form of a written agreement, including but not limited to a Modification to this Engagement Agreement and an Employment Agreement.

Fees for such services performed by Laska & Associates, Inc. will be paid by Cyntech Technologies, Inc. (Nevada), Cyntech Technologies, Inc. (Utah) and all parent companies, subsidiaries, successors, affiliates, assign(s), designees and legatees and/or Meyer, at the rate of $150.00 per hour, and all reasonable auto, travel and office expenses, which may be increased from time to time based on written notice to Meyer and/or Cyntech, for the actual time spent or minimum hours, whichever is greater, plus all reasonable out-of-pocket costs. Cyntech agrees to engage Consultant for 100 hours per month (a total of 2,100 hours for the period ended September 30, 1999) beginning January 1, 1998 through September 30, 1999; and, a minimum of 35 hours per month (a minimum of 420 hours per fiscal year) beginning October 1, 1999 through the end of this agreement, for each month this Agreement remains in effect. Payments will be due and payable on the fifth business day of the following month. Past due amounts during Cyntech's development phase which may be deferred and other amounts due thereafter, whether billed or not, will be subject to interest at the maximum rate permitted, based on the laws of the State of Georgia.

If the Consultant, including its principal consultant John L. Laska, is discharged from this Agreement, prior to the expiration date 1) for any reason except gross negligence, other willful misconduct or illegal acts; or 2) is unable to work by reason of disability of John L. Laska; or 3) resigns as a Consultant to Cyntech because of significant changes in Cyntech's management policy which is unacceptable to the Consultant or because of significant changes in Cyntech's management personnel which are not acceptable to the Consultant, the Consultant will be paid by Cyntech and/or Meyer, including any successors, at the minimum rate of $60,000 per annum, commencing with date of such discharge, disability or resignation through September 30, 2002, instead of at the minimum rate, as determined in the preceding paragraph.


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
Engagement Agreement between Cyntech Technologies, Inc. and Laska & Associates, Inc.


During the term of this agreement, Laska & Associates, Inc., is hereby granted stock options, as a consultant to Cyntech, to purchase a minimum 1,000,000 (one million) shares of the common stock of Cyntech. The options will vest at the rate of 25% per year, or 250,000 per year, retroactive to December 31, 1997, the date of the prior Agreement, and will expire on December 31, 2004, unless exercised. The price of the shares shall be, the greater of the price of such shares, on December 31, 1997, the date of the original Agreement, or the date of a merger or acquisition by a new parent corporation, equal to the book value per share, the lowest bid price during the subsequent 8 month period for registered publicly traded shares, if any, or the same price per share and on the same general terms as the founder(s) received for purchasing original issue shares.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect with respect to any other existing or subsequent breach thereof.

This Agreement shall inure to the benefit of and shall be binding upon the successors of the parties hereto. This Agreement shall be binding on any person, corporation, partnership, or other entity succeeding to the ownership and/or operation of Cyntech in any manner whatsoever including by operation of law. All rights and remedies of either party hereunder are cumulative and are in addition to and shall not exclude any other right or remedy allowed by law. All rights and remedies may be exercised concurrently.

This Agreement and the performance hereunder shall be construed in accordance with the laws of the State of Georgia. If any action, special proceedings, or other proceedings that may be brought arising of, in connection with, or by reason of this agreement, the laws of the State of Georgia shall be applicable and shall govern to the exclusion of the law of any other forum.

This instrument contains the entire Agreement between the parties. It may not be changed orally, but only by written agreement, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. In witness whereof, the parties hereto, through their authorized signatories, have executed this Agreement in multiple counterparts and have set their hands to same, intending to be legally bound thereby, as of the date and year above written.

 Client: Cyntech Technologies, Inc.          Consultant:Laska & Associates, Inc.
 and Successors and/or Assigns               and Successors and/or Assigns

                                             Laska & Associates, Inc.
/s/ R. Frank Meyer                           By: /s/ John L. Laska
-------------------------------              -------------------------------
Authorized Agent: R. Frank Meyer             Authorized Agent: John L. Laska,







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